Exhibit 10.34
CONFIDENTIALITY, NON-SOLICITATION AND
NON-COMPETITION AGREEMENT

This Agreement is made and entered into as of the date of the last signature affixed below by and among CSX Corporation, a Virginia Corporation with its principal place of business at 500 Water Street, Jacksonville, FL 32202, acting on behalf of itself and its subsidiaries, affiliates, successors and assigns ("CSX" or the "Company'') and [Name] ("Employee").

Reasons for the Agreement

1.CSX owns companies providing rail, intermodal and rail-to-truck transload services that are among the nation's leading transportation companies, connecting more than 70 river, ocean and lake port terminals, as well as more than 230 short line and regional railroads. Its principal operating company, CSX Transportation Inc., operates the largest railroad in the eastern United States with about a 20,000-mile rail network linking commercial markets in 26 states, the District of Columbia, and two Canadian provinces. (This is hereinafter described as ''CSX's Business").

2.CSX desires to employ and continue to employ Employee, and to provide certain incentive-based compensation to Employee, including but not limited to performance units, options and restricted share grants ("LTIPs"). Employee agrees that Employee’s employment with CSX and the receipt of incentive-based compensation, including benefits under the LTIPs, serve together as sufficient consideration for entering into this Agreement.

3.At great expense to CSX, it has secured customers and employees and solicited potential customers through its employees, agents, marketing and advertising. The parties acknowledge that the customer and employee goodwill so developed is an important business asset of CSX, the unauthorized use or diversion of which would irreparably harm CSX's Business. The parties further recognize that CSX has invested considerable time and expense developing and training its employees on its specialized operating practices, including implementation of scheduled railroading. Because of the broad geographic scope in which CSX operates, the inter-relatedness of the railroad and intermodal business, and the limited number of railroads and intermodal companies in North America, Employer acknowledges that the geographic area in which business is conducted that impacts CSX is the United States and Canada (''Market Area").

4.In addition to its customer and employee goodwill, CSX considers one of its most valuable assets to be its confidential and trade secret information, including, but not limited to, its business plans, pricing strategy, pricing lists, contracts, sales reports, sales, financial and marketing data, systems, forms, methods, procedures and analyses, strategic plans, and any other proprietary information, whether communicated orally or in

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documentary or other tangible form, concerning how CSX operates its business. The parties to this Agreement recognize that CSX has invested considerable amounts of time and money in attaining, developing and ensuring the confidentiality of all information described above (hereinafter collectively referred to as "CSX's Confidential Information"), and any unauthorized disclosure or release of CSX's Confidential Information in any form would irreparably harm CSX.

5.During Employee's employment, CSX may provide Employee with CSX's Confidential Information as required for Employee to perform his or her job. The parties recognize that Employee may take part in attaining and developing, and/or otherwise will have access to, CSX's Confidential Information in the course of employment, for which the employment of, and compensation to, Employee is included in the consideration recited herein.

6.The parties further recognize that protecting CSX's Confidential Information from disclosure to others benefits not only CSX, but all of CSX’s stakeholders and CSX's employees who remain in CSX's employ, as their livelihood is dependent upon the preservation of CSX's Business.

7.The parties acknowledge that CSX has legitimate business interests in protecting CSX's Confidential Information, its substantial relationships with customers and employees, its customer and employee goodwill and its specialized training and operating practices. Employee acknowledges these legitimate business interests and agrees that they shall be protected by governing law and the restrictive covenants herein which have been drawn so as not to impose a greater restraint on Employee than is necessary to protect CSX's legitimate business interests.

Terms of Agreement

8.In consideration of mutual promises set forth in this Agreement, including, but not limited to Employee's continued at-will employment, promotional opportunities, receipt of incentive-based compensation, including participation in the LTIPs, and access to new and different Confidential Information, which Employee acknowledges to be good and sufficient consideration, the parties agree to the following:

a.Confidentiality

i.For the purposes of this Agreement, "Confidential Information" means and includes every item of and all the contents of any discussions, documents, information, technology, operating and other procedures, customer lists, business plans, employee compensation data, pricing information, customer and prospective names and contact information, customer and prospective customer preferences, strategies, software,

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financial data, ideas and assumptions and all other material relating to or in connection with employment with CSX and its property, business methods and practices, suppliers and customers, other than that which is generally known to the public. To the extent that the Confidential Information comprises any written material or other material in a reproducible form by any means whatsoever, whether manual, mechanical or electronic, Employee shall not copy, extract or reproduce the same by any means whatsoever, nor provide nor otherwise make such material available to any third party, nor use such Confidential Information for his or her own purposes.

ii.Subject to the employee protections set out in Paragraph 8(a)(iv) below and as otherwise required under applicable law, Employee agrees (A) not to disclose to third persons such protected documents or Confidential Information without the prior consent of CSX, whether for compensation or otherwise, (B) not to use such documents or Confidential Information for any purpose detrimental to CSX, (C) to at all times use best efforts to ensure that any person to whom the Confidential Information is disclosed pursuant to this Agreement keeps the same secret and confidential and observes an obligation of confidentiality in relation to the matters specified in this Paragraph and (D) that he or she is not permitted to keep possession of Confidential Information after the end of his or her employment, and will return or permanently delete or destroy all copies of Confidential Information at the end of his or her employment, whatever the reason for Employee's termination of employment.

iii.Employee acknowledges that, during the course of employment with CSX, Employee may have become aware of communications or documents protected by the attorney client privilege or the work product doctrine, and that Employee is not entitled to waive such privilege or to disclose such information or communications to others, except as required by law and subject to conditions set forth herein.

iv.Notwithstanding the above, nothing in this Agreement or otherwise shall prevent or restrict the Employee from making truthful statements in connection with any official investigation conducted by a court or a government, administrative or law enforcement agency or in any sworn testimony, in response to a subpoena or as otherwise required by law, in each case without prior authorization by or notification to the Company. Additionally, Employee understands that nothing in this Agreement or otherwise is intended to restrict, prohibit or interfere with Employee’s right to initiate communications directly with, respond to an inquiry from, provide testimony before, cooperate or file a complaint with, or otherwise participate as a complainant or witness before, any self-regulatory

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organization or any federal, state or local governmental or regulatory authority (including any activities protected under the whistleblower provisions or any applicable law or regulations), including the United States Securities and Exchange Commission (the “SEC”), with respect to possible violations of law, in each case without prior authorization by or notification to the Company. The Company may not retaliate against Employee for any of the foregoing activities, and nothing in this Agreement or otherwise requires Employee to waive any monetary award or other payment that Employee might become entitled to from the SEC or any other federal, state or local governmental agency or commission or self-regulatory organization. Further, nothing in this Agreement or otherwise precludes Employee from filing a charge of discrimination with the EEOC or a like charge or complaint with a state or local fair employment practice agency. Pursuant to the Defend Trade Secrets Act of 2016, the parties hereto acknowledge and agree that Employee will not have criminal or civil liability under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to his or her attorney and may use the trade secret information in the court proceeding, if Employee (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order.

b.Non-Solicitation of Employees

    During his or her employment with CSX and for a period of eighteen (18) months thereafter, whatever the reason for Employee's termination of employment, unless Employee receives CSX's advance written agreement as described below, Employee shall not, either directly or indirectly, either on his or her own behalf or on behalf of another person, partnership, company, corporation, or other entity, engage in or assist others in soliciting, hiring, recruiting, or attempting to recruit any person employed by CSX in the 12 months prior to the Employee's termination of employment.

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c.Non-Solicitation of Customers

    During his or her employment with CSX and for a period of eighteen (18) months thereafter, whatever the reason for Employee's termination of employment, unless Employee receives CSX's advance written agreement as described below, Employee shall not, either directly or indirectly, either on his or her own behalf or on behalf of another person, partnership, company, corporation, or other entity, engage in or assist others in soliciting, contacting, calling upon, communicating with or attempting to communicate with any of CSX's customer(s. To the extent that the Employee maintained relationships with CSX's customer(s) prior to employment with the Company, the Employee expressly acknowledges that such relationship(s) has been meaningfully enhanced by CSX and that all relationships with customers belong to CSX and not Employee. For purposes of this provision, "CSX's Customers" are defined as persons, businesses or governments either currently doing business with CSX at the time of the solicitation or to which CSX provided services during the twelve (12) months immediately prior to Employee's termination of employment with CSX;

d.Non-Competition

    During his or her employment with CSX and for a period of eighteen (18) months thereafter, whatever the reason for Employee's termination of employment, unless Employee receives CSX's advance written agreement as described below, Employee shall not, either directly or indirectly, either on his or her own behalf or on behalf of another person, partnership, company, corporation, or other entity, entering into, engage in, be employed by, be connected to, consult for or rendering services for,

i.any Class I railroad in the United States or Canada, and any parent, subsidiary and affiliate of such Class I railroad, and any shortline railroad that connects to CSX, including Genesee & Wyoming and its subsidiaries, in a capacity performing functions similar to those performed or managed by Employee in the two (2) years preceding the Employee's termination of employment with CSX. Employee acknowledges that the purpose of this covenant is to prevent Employee from competing in the same market and not from being employed altogether. This provision shall not restrict Employee from owning a passive investment interest of less than 5% of the outstanding equity ownership or share in an organization represented by securities publicly traded on a recognized national securities exchange; and

ii.any labor union or labor organization or any law firm or other company, association, or person representing or seeking to represent employees of CSX or others adverse to CSX, in claims, lawsuits or any

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actions whatsoever against CSX, or seeking to take positions in other proceedings adverse to CSX, other than as required by a lawfully issued subpoena.

Employee warrants and represents to CSX that his or her capabilities and experience are such that the restrictive covenants set forth in this paragraph will not prevent him or her from earning a livelihood and that Employee will be fully able to earn an adequate livelihood if any such restrictive covenants should be specifically enforced against him or her.

Remedies for Breach of Restrictive Covenants

9.The parties to this Agreement recognize that if Employee breaches the confidentiality, non-solicitation and non-competition covenants of this Agreement (the "restrictive covenants"), CSX will suffer irreparable injury, the value of which would be difficult, if not impossible, to ascertain. Accordingly, in addition to any other remedy which may be available to CSX, if Employee breaches a restrictive covenant in this Agreement, the parties acknowledge that injunctive relief in favor of CSX is proper.

10.If Employee breaches a restrictive covenant of this Agreement containing a specified term, the length of the covenant shall be extended by the period of time between the inception of such a breach and the date a court of competent jurisdiction enters an injunction restraining further breach of the covenant.
11.A waiver of any of the Employee's obligations under the restrictive covenants hereunder shall be ineffective unless it is set forth in writing and signed by the Employee and the Executive Vice President- Chief Administrative Officer for CSX or his or her designee.

12.The parties acknowledge that the restrictive covenants in this Agreement are essential independent covenants of this Agreement and that but for Employee agreeing to comply with them, CSX would not provide Employee with the consideration set forth in this Agreement. Accordingly, the existence of any claim by Employee against CSX, whether based on this Agreement or otherwise, shall not operate as a defense to CSX's enforcement of any restrictive covenant against Employee. Furthermore, Employer's waiver of one breach of this Agreement by Employee does not constitute a waiver of any subsequent breach(es).

Miscellaneous

13.CSX's rights and obligations under this Agreement shall inure to the benefit of and be binding upon CSX's assignees and successors. The parties agree that this Agreement may be assigned to any of CSX's affiliates or subsidiaries without further notice or action. Any successor or assignee of CSX is authorized to enforce the restrictive covenants of this

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Agreement as if the name of such successor or assignee replaced CSX throughout this Agreement. Since this Agreement is personal to Employee, Employee's obligations under this Agreement may not be assigned or transferred to any other person. Notwithstanding the above, this Agreement shall be null and void in the event a change in control event occurs as defined on the 2019 CSX Stock and Incentive Award Plan.

14.If any provision(s) of this Agreement is declared invalid or unenforceable, the other provisions of this Agreement shall remain in full force and effect and shall be construed in a fashion which gives meaning to all of the other terms of this Agreement. Any court or authority declaring any provision invalid or unenforceable shall substitute, provisions similar thereto or other provisions so as to provide to Employer, to the fullest extent permitted by applicable law, the benefits intended by such provisions. Thus, if a court of competent jurisdiction determines that any of the restrictive covenants in this Agreement are overbroad, the parties agree that such court of competent jurisdiction shall modify the affected restrictive covenant(s) to permit enforcement to the maximum extent allowed by law.

15.Each restrictive covenant on the part of the Employee shall be construed as a covenant independent of any other covenant or provision of this Agreement or any other agreement the parties may have, and the existence of any claim or cause of action by the Employee against CSX shall not constitute a defense to the enforcement of any other covenant.

16.This Agreement shall be construed and enforced in accordance with the laws of the State of Florida, except as federal law may apply, without giving effect to principles of conflict of law thereof.
17.For any action under this Agreement, the parties consent and agree to the jurisdiction of any state or federal court sitting in the City of Jacksonville, Duval County, Florida, and waive any objection that any such action shall not be heard in the courts described above.

18.The parties hereby knowingly, voluntarily, and intentionally waive the right any of them have to a trial by jury under or in connection with this Agreement.

19.In the event of any legal action or other proceeding arising out of or related to or for the enforcement of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees, costs and expenses incurred in that action or proceeding, including attorneys' fees, costs and expenses incurred on appeal, if any, in addition to any other relief to which such party may be entitled, from the non-prevailing party.

20.This Agreement expressly supersedes all practices, understandings, and agreements regarding non-competition and non-solicitation covenants, whether written or oral, not specifically set forth in this Agreement except for those set forth in the LTIPs and their associated documents, and there are no other agreements or understandings

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concerning this Agreement which are not fully set forth in this Agreement and the LTIP documents. This Agreement may not be modified except in writing signed by both Employee and the Company's Executive Vice President - Chief Administrative Officer or his or her designee.

21.This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

CSX CORPORATION

By: __________________________________
    Diana B. Sorfleet
Executive Vice President & Chief Administrative Officer

Dated:________________________________

EMPLOYEE

By: __________________________________
    [Name]
    Person Number: [ID]

Dated:________________________________

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